Exhibit 99.1

Hatteras Financial Corp. Announces Second Quarter 2009

Financial Results

For Immediate Release

WINSTON SALEM, N.C. – July 28, 2009 – Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Highlights

•	GAAP net income of $1.20 per diluted share, compared to $1.07 per diluted share in the first quarter of 2009

•	Net return on average equity of 21.0%, compared to 19.8% in the first quarter

•	Declared a $1.10 per common share dividend

•	Average net interest spread of 2.97%, compared to 2.81% in the first quarter

•	Quarter end book value per share of $23.90, compared to $22.20 at the end of the first quarter

•	Annualized rate of scheduled and unscheduled principal repayments and prepayments increased to 20.9% versus 12.4% for the first quarter

Second Quarter 2009 Results

During the quarter ended June 30, 2009, Hatteras earned $1.20 per diluted share on net income of $43.5 million, compared to $1.07 per diluted share on net income of $38.8 million during the quarter ended March 31, 2009. The quarter-over-quarter increase in net income was generally the result of having a higher interest rate spread and more earning assets for the second quarter of 2009 as compared to the first quarter of 2009. During the first quarter of 2009, the Company was investing proceeds from its December 2008 common stock offering.

Net interest income for the quarter ended June 30, 2009, was $46.5 million, compared to $41.8 million for the quarter ended March 31, 2009. The Company’s average earning assets increased to $5.9 billion from $5.5 billion in the previous quarter, and the net interest margin increased to 2.97% for the second quarter of 2009 from 2.81% in the first quarter of 2009. Although the portfolio yield for the quarter ended June 30, 2009, declined, primarily from a higher rate of prepayments and a slightly lower average coupon rate, short-term funding costs also declined. The Company’s average repurchase agreement (repo) rate was lower throughout the quarter and at June 30, 2009, was 0.44% on all outstanding short-term repo positions. Repo rates have generally declined since the beginning of 2009 as global credit issues have eased, causing LIBOR and other lending rates to decrease. This trend continued throughout the second quarter. Operating expenses were $3.0 million for the first and second quarter of this year. This equates to an annualized expense ratio of 1.45% of equity based on average equity for the quarter ended June 30, 2009.

The Company’s portfolio, consisting of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities), increased to $6.2 billion at June 30, 2009, compared to $5.9 billion at the end of the previous quarter. The portfolio’s weighted average coupon was 5.11% for the second quarter of 2009, compared to 5.19% for the first quarter. The annualized yield on average assets was 4.71% for the second quarter, compared to 4.90% for the first quarter, and the annualized cost of funds on the average liabilities (including hedges) was 1.74%, compared to 2.09% in the first quarter.

“The second quarter proved to be an opportune time for the Hatteras strategy as both our net interest margin and book value increased materially. Our assets appreciated in value throughout the quarter as did the value of our hedges. Even though we cautiously increased the size of our agency securities portfolio, the corresponding growth in equity pushed our leverage ratio slightly lower than last quarter,” said Michael Hough, the Company’s Chief Executive Officer. “In light of that stance, along with the increase in prepayments we were expecting, we were pleased with the higher return on equity and the increase in our dividend. We continue to invest and fund the portfolio opportunistically and will look to appropriately manage our asset/liability mix as market conditions change.”

Dividend

Hatteras declared common dividends of $1.10 per share with respect to the three months ended June 30, 2009, up from $1.05 per share for the quarter ended March 31, 2009. Using the closing share price of $28.59 on June 30, 2009, this dividend equates to an annualized dividend yield of 15.4%.

Portfolio

The $6.2 billion portfolio of agency securities at June 30, 2009, consisted of 19.1% hybrid adjustable-rate mortgages (ARMs) with 36 or fewer months to reset, 56.2% hybrid ARMs with 37 to 60 months to reset, 24.2% hybrid ARMs with 61 to 84 months to reset, and 0.5% hybrid ARMs with 85 to 120 months to reset. Of this total portfolio, 66.6% are supported by Fannie Mae, and 33.4% are supported by Freddie Mac. At June 30, 2009, the weighted-average term to the next interest rate reset date was approximately 48 months, not adjusting for repayments.

During the second quarter of 2009, the expense of amortizing the premium on the Company’s securities was $4.8 million, compared to $3.0 million during the first quarter of 2009, reflecting both the larger portfolio size and faster principal prepayments. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the second quarter of 2009 was 20.9%, compared to 12.4% during the first quarter, reflecting some seasoning of the Company’s portfolio and mortgage refinancing becoming available at lower rates.

Portfolio Financing and Leverage

At June 30, 2009, Hatteras had financed its portfolio with approximately $5.5 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The Company’s debt-to-shareholders’ equity ratio at June 30, 2009, was 6.4 to 1. These repurchase agreements had a weighted-average term of approximately 68 days. Of the total repo borrowings, $500 million were longer term, with an average term of 16 months. The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. As of June 30, 2009, the Company had entered into interest rate swaps with a notional amount of $2.1 billion. The swap agreements, which are indexed to the 30-day LIBOR, have an average remaining term of 29 months at an average fixed rate of 2.85%.

Book Value

The Company’s book value (shareholders’ equity) per common share on June 30, 2009, was $23.90, up $1.70, or 7.7%, from the per share book value of $22.20 on March 31, 2009. The increase in book value during the quarter represents the combination of an increase in the value of its agency securities and relative stability in the value of its interest rate swap positions. Agency security values increased primarily due to lower yields on U.S. Treasury securities, along with effect of the U.S. Treasury’s direct purchases of agency securities.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on July 29, 2009, to discuss financial results for the second quarter ended June 30, 2009. To participate in the event by telephone, please dial (800) 860-2442 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference passcode 432622. International callers should dial (412) 858-4600. A digital replay of the call will be available on Wednesday, July 29 at approximately 2:00 p.m. EDT through Thursday, August 6 at 9 a.m. EDT. Dial (877) 344-7529 and enter the conference ID number 429817. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras’ Web site at www.hatfin.com. To monitor the live webcast, please visit the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras’ Web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For Information:

Kenneth A. Steele, Chief Financial Officer

Hatteras Financial Corp.

(336) 760-9331

Mark Collinson, Partner

CCG Investor Relations

(310) 954-1343

www.ccgir.com

Hatteras Financial Corp.

Phone (336) 760.9331

Fax (336) 760.9391

110 Oakwood Drive, Ste 340

Winston-Salem, NC 27103

www.hatfin.com

- Financial Tables Follow -

Table 1

Hatteras Financial Corp.

Balance Sheets

(In thousands, except per share data)	(Unaudited)
	June 30, 2009	December 31, 2008
Assets

Mortgage-backed securities, available for sale at fair value (including pledged assets of $5,827,259 and $4,829,671 at June 30, 2009 and December 31, 2008, respectively)	$6,221,880	$5,107,074
Unsettled purchased mortgage-backed securities, at fair value	477,632	104,656
Cash and cash equivalents	93,158	143,717
Restricted cash	58,095	66,727
Accrued interest receivable	34,404	28,455
Principal payments receivable	37,548	8,788
Interest rate hedge asset	11,161	131
Other assets	1,235	778

Total assets	$6,935,113	$5,460,326

Liabilities and shareholders’ equity
Repurchase agreements	$5,496,854	$4,519,435
Payable for unsettled securities	477,770	104,467
Accrued interest payable	2,851	8,626
Interest rate hedge liability	50,949	62,822
Dividend payable	39,820	26,777
Accounts payable and other liabilities	1,665	1,912

Total liabilities	6,069,909	4,724,039

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000 shares authorized, none outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, $.001 par value, 100,000 shares authorized, 36,199 and 36,186 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	36	36
Additional paid-in capital	769,659	769,159
Retained earnings (accumulated deficit)	1,697	(2,787)
Accumulated other comprehensive income (loss)	93,812	(30,121)

Total shareholders’ equity	865,204	736,287

Total liabilities and shareholders’ equity	$6,935,113	$5,460,326

Table 2

Hatteras Financial Corp.

Statements of Income

(Unaudited)

(In thousands, except per share amounts)	Three months Ended June 30, 2009	Three months Ended June 30, 2008	Six months Ended June 30, 2009	Six months Ended June 30, 2008

Interest income:
Interest income on mortgage-backed securities	$69,736	$42,531	$137,391	$68,040
Interest income on short-term cash investments	70	915	250	1,453

Interest income	69,806	43,446	137,641	69,493

Interest expense	23,301	20,823	49,297	37,210

Net interest income	46,505	22,623	88,344	32,283

Operating expenses:
Management fee	2,166	1,570	4,327	2,497
Share based compensation	321	294	632	598
General and administrative	522	358	1,080	472

Total operating expenses	3,009	2,222	6,039	3,567

Net income	$43,496	$20,401	$82,305	$28,716

Earnings per share - common stock, basic and diluted	$1.20	$0.88	$2.27	$1.61

Dividends per share	$1.10	$1.10	$2.15	$1.44

Weighted average shares outstanding	36,193	23,109	36,192	17,817

Table 3

Key Statistics

(Amounts are unaudited and subject to change)

		Three months ended (unaudited)

	June 30,2009	March 31,2009	December 31, 2008	September 30, 2008	June 30, 2008

Statement of Income Data
Interest income	$69,806	$67,835	$63,402	$65,477	$43,446
Interest Expense	(23,301)	(25,996)	(34,020)	(33,251)	(20,823)

Net Interest Income	46,505	41,839	29,382	32,226	22,623

Operating Expenses	(3,009)	(3,031)	(2,641)	(2,506)	(2,222)

Provision for Claim Receivable	—	—	(6,048)	—	—

Net Income	$43,496	$38,808	$20,693	$29,720	$20,401

Earnings per common share -basic and diluted	$1.20	$1.07	$0.73	$1.11	$0.88

Weighted average shares outstanding	36,193	36,190	28,516	26,777	23,109

Distributions per common share	$1.10	$1.05	$1.00	$1.05	$1.10

Key Portfolio Statistics
Average MBS	$5,917,582	$5,524,133	$5,004,721	$5,141,952	$3,382,343
Average Repurchase Agreements	$5,359,086	$4,985,718	$4,531,698	$4,678,382	$3,083,103
Average Equity	$830,276	$785,979	$533,214	$549,310	$508,338
Average Portfolio Yield	4.71%	4.90%	5.05%	5.08%	5.03%
Average Cost of Funds	1.74%	2.09%	3.00%	2.84%	2.70%
Interest Rate Spread	2.97%	2.81%	2.05%	2.24%	2.33%
Return on Average Equity	20.96%	19.75%	15.52%	21.64%	16.05%
Average Annual Portfolio Repayment Rate	20.93%	12.36%	7.84%	8.46%	12.57%
Debt to Equity (at period end)	6.4:1	6.5:1	6.1:1	8.7:1	7.8:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of June 30, 2009

(Amounts are unaudited and subject to change)

	MBS Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$4,054,661	$(632)	$91,256	$4,145,285	66.6%
Freddie Mac Certificates	2,033,497	(71)	43,169	2,076,595	33.4%

Total MBS	$6,088,158	$(703)	$134,425	$6,221,880

(dollars in thousands) Months to Reset	% of Portfolio	Current Face value	Weighted Avg. Coupon	Weighted Avg. Amortized Purchase Price	Market Value
0-36	19.1%	$1,156,133	4.96%	$101.63	$1,190,620
37-60	56.2%	3,369,787	5.10%	101.33	3,494,661
61-84	24.2%	1,450,807	5.27%	101.25	1,507,244
85-120	0.5%	29,031	4.26%	101.85	29,355

Total MBS	100.0%	$6,005,758	5.11%	$101.37	$6,221,880

Table 5

Repo Borrowings June 30, 2009

(Amounts are unaudited and subject to change)

	June 30,2009
(dollars in thousands)	Balance	Weighted Average Contractual Rate
Within 30 days	$4,996,854	0.44%
30 days to 3 months	—	—
3 months to 36 months	500,000	3.15%

	$5,496,854	0.69%

Repurchase Lines Outstanding as of June 30, 2009

(Amounts are unaudited and subject to change)

Repurchase Agreement Counterparties	Amount Outstanding	Percent of Total Amount Outstanding

Bank of America Securities, LLC	$556,614	10.0%
Citigroup Global Markets Inc.	500,000	9.1%
South Street Securities LLC	475,080	8.6%
Deutsche Bank Securities Inc.	460,614	8.4%
Credit Suisse Securities (USA) LLC	449,770	8.2%
BNP Paribas Securities Corp	429,313	7.8%
Barclays Capital Inc.	390,527	7.1%
Mizuho	383,293	7.0%
Cantor Fitzgerald & Co.	371,506	6.8%
MF Global Inc.	325,876	5.9%
Greenwich Capital Markets, Inc.	245,653	4.5%
Daiwa Securities America Inc.	217,319	4.0%
Mitsubishi UFJ Securities (USA), Inc.	206,072	3.7%
LBBW Securities LLC	174,907	3.2%
Jefferies & Company, Inc.	157,709	2.9%
ING Financial Markets LLC	152,600	2.8%

Total	$5,496,854	100.0%

Table 6

Hatteras Swap Portfolio as of June 30, 2009

(Amounts are unaudited and subject to change)

Maturity	Notional Amount	Remaining Term in Months	Fixed Interest Rate in Contract
Over 12 months to 24 months	1,100,000	19	3.27%
Over 24 months to 36 months	300,000	28	3.45%
Over 36 months to 48 months	500,000	43	1.91%
Over 48 months to 60 months	200,000	53	1.94%

Total	$2,100,000	29	2.85%